Exhibit 8.1

                             PETREE STOCKTON, L.L.P.
                                ATTORNEYS AT LAW
                           3500 ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28202-6001
                            TELEPHONE (704) 338-5000
                               FAX (704) 338-5125          OTHER OFFICES
                                                           RALEIGH, N. C.
                                                        WINSTON-SALEM, N. C.







                                  June 6, 1996





First Union Residential
  Securitization Transactions, Inc.
301 South College Street
Charlotte, North Carolina  2820


Re: First Union Residential Securitization Transactions, Inc. Registration Statement on Form S-3


Ladies and Gentlemen:


We have acted as counsel to First Union Residential Securitization Transactions, Inc., a North Carolina corporation (the "Registrant") in connection with the issuance and sale of its Residential Mortgage Pass-Through Certificates that evidence interests in certain pools of mortgage loans (the "Certificates"). Each series of Certificates will be issued pursuant to a Pooling and Servicing Agreement among the Registrant, a trustee, a master servicer or servicer and, in certain cases, a custodian, each to be specified in the Prospectus Supplement for such series of Certificates. We have advised the Registrant with respect to certain federal income tax consequences of the proposed issuance of the Certificates. This advice is summarized under the headings "Summary of Terms - Certain Federal Income Tax Considerations" and "Certain Federal Income Tax Consequences" in the Prospectus and in the Prospectus Supplement relating to the Certificates in respect of which we participated as your counsel, all as part of the Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on the date hereof for the registration of such Certificates under the Act.


         In arriving at the opinion expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary. The opinion set forth herein is based upon the relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder (including Proposed and Temporary
Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change at any time and, in some

First Union Residential
Securitization Transactions, Inc.
June 6, 1996
Page 2



circumstances, with retroactive effect. Of course, a material change made after the date hereof in any of the foregoing bases of our opinions could affect our conclusions.

Based upon and subject to the foregoing, we are of the opinion that the discussion under the headings "Summary of Terms - Certain Federal Income Tax Considerations" and " Certain Federal Income Tax Consequences" in the Prospectus and in the Prospectus Supplement described above fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Certificates.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as counsel to the Registrant) under the heading "Certain Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                Very truly yours,

                             PETREE STOCKTON, L.L.P.